Exhibit 5.1

300 North LaSalle
Chicago, IL 60654
United States
Facsimile:
+1 312 862 2000	+1 312 862 2200

www.kirkland.com
September 6, 2023
Redwire Corporation
8226 Philips Highway, Suite 101
Jacksonville, FL 32256
Re: Registration Statement of Redwire Corporation on Form S-3
Ladies & Gentlemen:
We are acting as special counsel to Redwire Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules”), by the Company of up to $400,000,000 aggregate dollar amount of any combination of (i) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); (ii) shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”); (iii) warrants to purchase Common Stock, Preferred Stock or other securities of the Company (the “Warrants”); (iv) subscription rights to purchase Common Stock, Preferred Stock or other securities of the Company (the “Subscription Rights”); and (v) units of the Company consisting of some or all of (i) through (iv) or other securities of the Company (the “Units” and collectively with the Common Stock, the Preferred Stock, the Warrants and the Subscription Rights, the “Securities”) in one or more offerings from time to time on a delayed or continuous basis.
You have advised us that: (i) the Warrants will be issued under one or more warrant agreements (the “Warrant Agreements”) to be entered into between the Company and a bank or trust company as warrant agent (the “Warrant Agent”); (ii) the Subscription Rights will be issued under one or more subscription rights agreements (the “Subscription Rights Agreements”), to be entered into between the Company and a bank or trust company as rights agent (the “Subscription Rights Agent”); and (iii) the Units will be issued under one or more unit agreements (the “Unit Agreements”), to be entered into between the Company and an agent (the “Unit Agent”).

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Redwire Corporation
September 6, 2023

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company including the board of directors of the Company and (iii) the Registration Statement and the exhibits thereto.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution, and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.
We have also assumed that:
(i)the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;
(ii)a prospectus supplement or term sheet (a “Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws;
(iii)all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement;
(iv)the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement, the applicable Prospectus Supplement and, as applicable, the appropriate Warrant Agreement, Subscription Rights Agreement, or Unit Agreement;

Redwire Corporation
September 6, 2023

(v)the Securities offered, as well as the terms of each of the Warrant Agreements, Subscription Rights Agreements, and Unit Agreements, as they will be executed and delivered, do not result in a default under or breach of any agreement or instrument binding upon the Company;
(vi)the Company will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver each of the Warrant Agreements, Subscription Rights Agreements, and Unit Agreements, as applicable;
(vii)the Securities offered, as well as the terms of each of the Warrant Agreements, Subscription Rights Agreements, and Unit Agreements, as they will be executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;
(viii)a definitive purchase, underwriting or similar agreement (each, a “Purchase Agreement”) with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.
Based upon and subject to the foregoing assumptions, exclusions, qualifications and limitations and the further limitations set forth below, we are of the opinion that:
1.The shares of Common Stock to be issued and sold by the Company, when duly authorized by appropriate corporate action of the Company (including the Board of Directors of the Company or a committee thereof), and issued, sold and delivered against payment therefor in accordance with such authorization, the applicable Purchase Agreement and applicable law and in the manner and for the consideration stated in the Registration Statement and the applicable Prospectus Supplement, will be validly issued, fully paid and nonassessable.
2.When, as and if (a) any particular series of Preferred Stock has been authorized and duly established in accordance with applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, issuance and delivery of shares of such Preferred Stock (and the filing of any required certificate of designation, amendment or supplement to the organizational documents of the Company), and (c) the shares of such Preferred

Redwire Corporation
September 6, 2023

Stock have been issued, sold and delivered against payment therefor in accordance with such authorization, the applicable Purchase Agreement and applicable law and in the manner and for the consideration stated in the Registration Statement and the applicable Prospectus Supplement, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.
3.When, as and if (a) any particular series of Warrants has been duly authorized and duly established in accordance with the applicable Warrant Agreements and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Warrants (and any required amendment or supplement to the applicable Warrant Agreement), and (c) the Warrants have been duly executed, attested, issued and delivered by duly authorized officers against payment therefor in accordance with such authorization, the applicable Warrant Agreement, the applicable Purchase Agreement and applicable law and authenticated by the Warrant Agent, such Warrants (including any Warrants duly executed and delivered upon the exchange or conversion of Warrants that are exchangeable or convertible into another series of Warrants) will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
4.When, as and if (a) any Subscription Rights have been duly authorized and duly established in accordance with the applicable Subscription Rights Agreement and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Subscription Rights (and any required amendment or supplement to the applicable Subscription Rights Agreement), and (c) the Subscription Rights Agreements have been duly executed, attested, issued and delivered by duly authorized officers against payment therefor, if applicable, in accordance with such authorization, the applicable Subscription Rights Agreement, the applicable Purchase Agreement and applicable law and authenticated by the Subscription Rights Agent, such Subscription Rights will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
5.When, as and if (a) any Units have been duly authorized and duly established in accordance with applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Units, and (c) the Units have been duly executed, attested, issued and

Redwire Corporation
September 6, 2023

delivered by duly authorized officers, such Units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies and (v) the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws).
We express no opinion with respect to the enforceability of: (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.
To the extent that the obligations of the Company under the Warrant Agreements, Subscription Rights Agreements, or Unit Agreements (collectively, the “Securities Agreements”) may be dependent on such matters, we assume for purposes of this opinion that the applicable Warrant Agent, Subscription Rights Agent, or Unit Agent (each, an “Agent” and collectively, the “Agents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such Agent is duly qualified to engage in the activities contemplated by the applicable Securities Agreements; that each Securities Agreement has been

Redwire Corporation
September 6, 2023

duly authorized, executed and delivered by the applicable Agent and constitutes the legally valid and binding obligations of such Agent, enforceable against such Agent in accordance with its terms; that the applicable Agent is in compliance, generally and with respect to acting as an agent under the Securities Agreements with all applicable laws and regulations; and that the applicable Agent has the requisite organizational and legal power and authority to perform its obligations under the applicable Securities Agreements.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), in each case as currently in effect, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.

Redwire Corporation
September 6, 2023

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted, or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP